UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2008

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

Investment Agreements entered into with Berkshire Hathaway Inc. and The Kuwait Investment Authority

On October 27, 2008, The Dow Chemical Company (the “Company”) entered into an investment agreement with Berkshire Hathaway Inc. (“BHI”) (the “BHI Investment Agreement”) and entered into another investment agreement with The Kuwait Investment Authority (“KIA,” together with BHI, the “Investors”) (the “KIA Investment Agreement,” together with the BHI Investment Agreement, the “Investment Agreements”) in order to partially finance the acquisition by the Company of Rohm and Haas Company.  Pursuant to the Investment Agreements, BHI and KIA agree that upon notice by the Company, they will purchase from the Company 3,000,000 and 1,000,000 shares of the Company’s cumulative convertible perpetual preferred stock, series A (the “Convertible Preferred Stock”), at an aggregate price of $3,000,000,000 and $1,000,000,000, respectively.  The Convertible Preferred Stock is convertible into shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”).

Until the earlier of the fifth anniversary of the closing date of the purchase of the Convertible Preferred Stock by the Investors (the “Closing Date”) or the announcement by the Company of any occurrence of certain changes in the ownership of the Company, subject to certain exceptions, the Investors will not transfer, hypothecate, sell or hedge the Convertible Preferred Stock, any Common Stock received upon conversion of the Convertible Preferred Stock or their exposure to the Common Stock, as further described in each of the Investment Agreements.

In addition, the Investors are subject to customary standstill provisions, including a prohibition on direct or indirect acquisitions of beneficial ownership of additional Common Stock.  The standstill will terminate on the later of the third anniversary of the Closing Date and the date on which the Investors beneficially own less than 2% of the outstanding shares of Common Stock, as further described in the Investment Agreements.  In no event, however, will the standstill remain in effect after the seventh anniversary of the Closing Date.

The designations, preferences, rights, qualifications, limitations and restrictions of the Convertible Preferred Stock are specified in the certificate of designations attached to the Investment Agreements (the “Certificate of Designations”), and include the following:

●
The Company will pay dividends on the Convertible Preferred Stock, quarterly in arrears, at a rate of 8.5% per annum, in either cash, shares of Common Stock, or any combination thereof, at the option of the Company.

●
Holders of Convertible Preferred Stock may convert all or any portion of the Convertible Preferred Stock, at their option, at any time at the conversion rate of 24.2010 shares of Common Stock for each share of Convertible Preferred Stock, subject to anti-dilution adjustments as specified in the Certificate of Designations.  In addition, if holders of Convertible Preferred Stock elect to convert the Convertible Preferred Stock in connection with the occurrence of certain changes in the ownership of the Company (as specified in the Certificate of Designations), they will be entitled to receive additional shares of Common Stock upon conversion under certain circumstances as further described in the Certificate of Designations.

●	On or after the fifth anniversary of the date on which the Convertible Preferred Stock is issued, the Company may, at its option, at any time or from time to time, cause some or all of the

Convertible Preferred Stock to be converted into shares of Common Stock at the then-applicable conversion rate if (i) for 20 trading days within any period of 30 consecutive trading days ending on the trading day preceding the date the Company gives notice of conversion at its option, the closing price of the Common Stock exceeds 130% of the then-applicable conversion price, and (ii) the Company has declared and paid, or has declared and set apart for payment, any past due dividends (as defined in the Certificate of Designations) on the Convertible Preferred Stock.

●	The Convertible Preferred Stock is not redeemable at the option of the Company.

●
Holders of Convertible Preferred Stock do not have voting rights, except under certain circumstances, as described in the Certificate of Designations, such as in the case of certain dividend arrearages, the right to vote as a class with respect to the issuance of senior capital stock of the Company, the right to vote as a class with respect to changes to the Company’s organizational documents that would adversely affect the rights of the Convertible Preferred Stock and as required by Delaware law.  If dividends on the Convertible Preferred Stock are not paid in full for six dividend periods, holders of Convertible Preferred Stock (together with any holders of any other preferred stock of the Company) will have the right to elect two directors of the board of directors of the Company, as further described in the Certificate of Designations.

The foregoing description of the Investment Agreements and Convertible Preferred Stock is qualified in its entirety by reference to the Investment Agreements, which are filed herewith as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Investment Agreement, dated as of October 27, 2008, between The Dow Chemical Company and Berkshire Hathaway Inc.

10.2	Investment Agreement, dated as of October 27, 2008, between The Dow Chemical Company and The Kuwait Investment Authority

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 27, 2008

The Dow Chemical Company

By:	/s/ Charles J. Kalil
	Name:	Charles J. Kalil
	Title:	Executive Vice President,
General Counsel and Corporate Secretary

EXHIBITS

Exhibit No.	Description

10.1	Investment Agreement, dated as of October 27, 2008, between The Dow Chemical Company and Berkshire Hathaway Inc.

10.2	Investment Agreement, dated as of October 27, 2008, between The Dow Chemical Company and The Kuwait Investment Authority